Exhibit 4.34

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE, dated as of September 1, 2005, among CanWest MediaWorks Inc. (“New CMI”), as defined below and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, CanWest Media Inc. (“Old CMI”), the guarantors thereunder and the Trustee are parties to that certain indenture, dated as of April 3, 2003 (as amended and supplemented to the date hereof, the “Indenture”);

WHEREAS, Section 8.01 of the Indenture permits Old CMI, when authorized by a Board Resolution, and the Trustee to supplement the Indenture without notice to or consent of any Noteholder to comply with Section 5.01 of the Indenture;

WHEREAS, on the date hereof each of Old CMI and the entities listed on Exhibit A hereto (the “New CMI Entities”) amalgamated to form New CMI;

WHEREAS, in accordance with Section 5.01 of the Indenture New CMI wishes to assume the obligations of Old CMI and the New CMI Entities, as the case may be, under the Indenture, the Notes and the Guarantees;

WHEREAS, the Boards of Directors of Old CMI and New CMI have authorized this Eighth Supplemental Indenture; and

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done.

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of Holders of the Notes:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

Section 1.1. New CMI hereby expressly assumes all of the obligations of Old CMI and the New CMI Entities, as the case may be, under the Indenture, the Notes and the Guarantees, as evidenced by this Indenture.

ARTICLE II

OTHER PROVISIONS

Section 2.1. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.2. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS EIGHTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

Section 2.3. All agreements of New CMI in this Eighth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Eighth Supplemental Indenture shall bind its successors.

Section 2.4. The parties may sign multiple counterparts of this Eighth Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 2.5. The parties to this Eighth Supplemental Indenture have expressly requested that this Eighth Supplemental Indenture and all related notices, amendments and other documents be drafted in the English Language. Les parties a la présente convention ont expressément exigé que cette convention et tous les avis, modifications et autres documents y afférents soient rédigés en langue anglaise seulement.

Section 2.6. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed, all as of the date and year first written above.

CANWEST MEDIAWORKS INC.,

By:
	Name:	John Maguire
	Title:	Chief Financial Officer

By:
	Name:	Richard M. Leipsic
	Title:	Vice-President and General Counsel

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Exhibit A

Global Television Network Inc.

Reach Canada Contact Centre Limited

Global Communications Limited

Global Television Centre Limited

Global Television Specialty Networks Inc.

CanWest Media Sales Limited

Clarinet Music Inc.

Vancouver Island Newspaper Group Inc.

Port Alberni Times Group Inc.

Nanaimo Daily News Group Inc.

Cool Records Inc.

Mobile Video Productions Inc.

2846551 Canada Inc.

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